Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for First Quarter 2012

•	Massey integration progress continues with improved safety performance and low employee turnover
•	Alpha plans additional production cuts; reducing midpoint of 2012 shipment guidance by 7.5 million tons
•	Nearing one-year anniversary, Massey annualized synergy run-rate pacing ahead of $150 million
•	Strong liquidity maintained at approximately $1.8 billion, including approximately $700 million in cash and marketable securities

BRISTOL, Va., May 3, 2012—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a first quarter net loss of $29.1 million or $0.13 per diluted share compared to net income of $49.8 million or $0.41 per diluted share last year.  Excluding amortization of acquired intangibles, changes in fair value and settlement of derivative instruments, merger-related expenses, UBB expenses, severance charges arising from the production adjustments announced February 3, a weather-related property damage loss, and related tax impacts of these items, the first quarter 2012 adjusted net loss was $58.2 million or $0.27 per diluted share, compared to net income of $78.9 million or $0.65 per diluted share last year.

Earnings before interest, taxes, depreciation, depletion and amortization, or EBITDA, for the first quarter 2012 was $222.1 million, compared to $193.0 million in the year ago period.  Excluding the change in fair value and settlement of derivative instruments, merger-related expenses, UBB expenses, severance charges arising from the production adjustments announced February 3, and a weather-related property damage loss, first quarter 2012 adjusted EBITDA was $210.5 million.

Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)

	Q1 2012	Q42 2011	Q1 2011
Coal revenues	$1,639.6	$1,793.6	$987.0

Net (loss) income	($29.1)	($742.9)	$49.8

Net (loss) income per diluted share	($0.13)	($3.39)	$0.41

Adjusted net (loss) income1	($58.2)	($17.3)	$78.9

Adjusted net (loss) income per diluted share1	($0.27)	($0.08)	$0.65

EBITDA1	$222.1	($500.0)	$193.0

Adjusted EBITDA1	$210.5	$262.8	$214.9

Tons of coal sold	28.1	31.1	21.0

Coal margin per ton	$8.58	$8.49	$12.49

Adjusted coal margin per ton1	$9.46	$9.95	$12.49

1.  These are non-GAAP financial measures.  A reconciliation of adjusted net income (loss) to net income (loss), a reconciliation of both EBITDA and adjusted EBITDA to net income (loss), and a reconciliation of adjusted cost of coal sales per ton to cost of coal sales per ton are included in tables accompanying the financial schedules.
2.  The results for the fourth quarter of 2011 have been adjusted to reflect certain immaterial corrections and the impact of retrospective adjustments made as a result of applying acquisition accounting for Massey.

“During the first quarter, Alpha’s workforce continued to deliver on our shared commitment to Running Right,” said Kevin Crutchfield, Alpha’s chief executive officer.  “We recently announced that eight operations received MSHA’s 2011 Sentinel of Safety certificates, and two operations received Mountaineer Guardian Safety awards.  In addition, Alpha’s incident rate improved 21 percent in the first quarter of 2012, compared to the last seven months of 2011 since the closing of the Massey acquisition.  We salute the successful efforts of our workforce, but the loss of a member of the Alpha family at the Kingston No. 2 mine reminds us that Alpha’s safety goal is zero incidents.  To that end, we remain dedicated to Running Right and continuous improvement in our safety performance.”

“Alpha responded swiftly to challenging market conditions, reducing planned 2012 production volumes by approximately 4 million tons based on actions announced in early February.  Since then unusually mild winter weather and decade-low natural gas prices have significantly reduced domestic steam coal consumption and driven utility inventories to near record levels.  In response coal producers continue to announce plans to reduce production.  Alpha plans to introduce additional production adjustments in the near future.  Accordingly, we are reducing the midpoint of our 2012 shipment guidance by an additional 7 million tons of steam coal.  The market for metallurgical coal has also softened somewhat, particularly for lower-quality metallurgical coals, due to increased global supply and a geographically mixed demand picture.  In response, we are reducing the midpoint of our shipment guidance for metallurgical coal by 0.5 million tons.  In this environment, Alpha will remain focused on selectively pruning our portfolio, controlling costs, and maximizing free cash flow generation.”

“In approximately one month, we will reach the first anniversary of Alpha’s acquisition of Massey Energy Company. With three full quarters as a combined entity now behind us, the integration is progressing well, and we are on track to achieve our targeted synergies.  Here is just a short list of our achievements thus far:

•	Our workforce is fully integrated;
•	Running Right has been embraced, and employee engagement is outstanding;
•	We have succeeded in having the last legacy Massey mine removed from MSHA’s Potential Pattern of Violation (PPOV) list;
•	Employee turnover is now in the single digits throughout the company, a level that is expected to be sustainable;
•	We ended the first quarter of 2012 with an annual synergy run-rate of greater than $150 million; and
•	We continue to target annual recurring synergies of $220 million to $260 million by mid-year 2013.

Following the Massey transaction, Alpha is now among the top three leading global suppliers of metallurgical coal and controls more export terminal capacity than any other U.S. producer.  As market conditions improve, Alpha is well-positioned to capitalize on strengthening global demand for metallurgical coal.”

Financial Performance

•
Total revenues in the first quarter were $1.93 billion compared to $1.13 billion in the same period of 2011, and coal revenues were $1.64 billion, up 66 percent compared to $0.99 billion in the first quarter of 2011.  Coal revenues were higher than the year-ago period primarily due to the inclusion of legacy Massey operations which contributed estimated coal revenues of $680 million during the first quarter.  Freight and handling revenues and other revenues were $209 million and $86 million, respectively, during the first quarter compared to $116 million and $28 million, respectively, in the year-ago period.

During the first quarter of 2012, Alpha shipped 11.8 million tons of Powder River Basin (PRB) coal, 11.5 million tons of Eastern steam coal and 4.9 million tons of Eastern metallurgical coal, compared with 12.5 million tons of PRB coal, 4.9 million tons of Eastern steam coal and 3.6 million tons of Eastern metallurgical coal in the first quarter of 2011.  Average per ton realizations for PRB shipments rose to $12.95 compared to $11.96 in the fourth quarter of 2011 and $11.91 in the first quarter of 2011.  The average per ton realization for Eastern steam coal shipments in the first quarter of 2012 was $67.48 compared to $66.93 in the prior quarter and $66.89 in the first quarter last year, and the average per ton realization for metallurgical coal was $145.51 in the first quarter compared to $156.48 in the prior quarter and $141.76 in the first quarter of 2011.

•
Total costs and expenses during the first quarter of 2012 were $1.96 billion compared to $1.05 billion in the first quarter of 2011.  Cost of coal sales was $1.42 billion compared to $0.73 billion in the year-ago period. The year-over-year increase was primarily attributable to increased shipment volumes due to the inclusion of legacy Massey operations during the first quarter 2012.

•
Adjusted cost of coal sales in the East averaged $76.00 per ton in the first quarter of 2012 compared to $78.50 in the fourth quarter of 2011 and $71.30 in the first quarter last year.  The quarter-over-quarter improvement reflected a greater influence on the weighted average adjusted cost of coal sales in the East from the Pennsylvania longwall mines and reduced purchased coal volumes, partly offset by the lower of cost or market (“LCM”) adjustments discussed below and the impact of fixed costs being spread across fewer tons as production has been adjusted to match demand.  The year-over-year increase in adjusted cost of coal sales per ton is primarily due to a higher proportion of Central Appalachia operations in the weighted average.  The cost of coal sales per ton for Alpha Coal West’s PRB mines increased to $10.96 during the first quarter of 2012 compared with $9.66 in the first quarter of 2011 due to reduced production volumes and higher per ton variable costs resulting from higher average per ton realizations.  At Alpha’s Central Appalachia operations, increasing average costs combined with declining thermal coal prices resulted in the carrying value of certain coal inventories being reduced to the lower of cost or market.  LCM adjustments are estimated to have increased first quarter 2012 cost of coal sales by approximately $34.7 million, which is equivalent to $2.12 per ton for eastern shipments.  LCM adjustments in previous quarters were much less significant.

•
Selling, general and administrative expense in the first quarter 2012 was $65.1 million compared to $67.3 million in the first quarter of 2011.  First quarter 2012 selling, general and administrative expense includes $5.5 million of merger-related expenses, while the first quarter 2011 reflects the impact of $22.1 million of merger-related expenses primarily related to M&A advisory, bridge financing and consulting fees attributable to the then-pending Massey transaction.  Depreciation, depletion and amortization (DD&A) expense during the first quarter of 2012 was $285.9 million, and amortization of acquired intangibles was a pre-tax benefit of $35.3 million, compared with DD&A expense and amortization of intangibles expense of $88.6 million and $26.0 million, respectively, in the first quarter of 2011.

•
Alpha recorded a net loss of $29.1 million or $0.13 per diluted share during the first quarter of 2012 compared to net income of $49.8 million or $0.41 per diluted share during the first quarter of 2011.  The first quarter 2012 net loss included a $35.6 million pre-tax benefit from the change in fair value and settlement of derivative instruments, a $35.3 million pre-tax benefit from amortization of acquired intangibles, net, $14.3 million of pre-tax UBB expenses, $4.1 million of pre-tax severance charges arising from production adjustments announced February 3, $3.4 million of pre-tax merger-related expenses, and a $2.3 million pre-tax loss from weather-related property damage.  Excluding these items and related tax impacts, the first quarter adjusted net loss was $58.2 million or $0.27 per diluted share compared to adjusted net income of $78.9 million or $0.65 per diluted share in the first quarter of 2011.

•
EBITDA was $222.1 million in the first quarter 2012 compared to $193.0 million in the prior-year period.  Excluding changes in fair value and settlement of derivative instruments, merger-related expenses, UBB expenses, severance charges arising from production adjustments announced February 3 and losses from weather-related property damage, adjusted EBITDA was $210.5 million in the first quarter of 2012 compared to $214.9 million in the first quarter of 2011.

Liquidity and Capital Resources

Cash provided by operations for the quarter ended March 31, 2012 was $166.6 million compared to $168.4 million for the first quarter of 2011.

Capital expenditures for the first quarter 2012 were $125.8 million, versus $57.1 million in the comparable period last year.

At the end of the first quarter, Alpha had available liquidity of approximately $1.8 billion, consisting of an aggregate $0.7 billion of cash, cash equivalents and marketable securities, plus $1.1 billion available under the company’s secured credit facilities.  Total long-term debt, including the current portion of long-term debt at March 31, 2012, remained approximately $3.0 billion, consistent with December 31, 2011.

Market Overview

Following a year of record-high metallurgical coal pricing in 2011, the market for metallurgical coal experienced a period of relative weakness in the opening months of 2012.  Recent data suggests that pricing has stabilized for premium, benchmark quality coals in Asia due to Chinese steel production that rose four percent in March to an annualized rate of approximately 725 million metric tons and labor and weather-related supply disruptions in Australia.  However, European steel production is pacing below 2011 levels, and demand and pricing in the Atlantic basin remain challenged relative to the markets in Asia, particularly for lower quality and blended products that comprise the bulk of U.S. export products.  While the export market for U.S. metallurgical coal has been under pressure recently, the market appears unlikely to deteriorate further and may strengthen in coming quarters, depending upon a host of variables, including expected continued growth in Asian steel production, any further supply disruptions in Australia, expected gradual economic recovery in Europe, and potential additional cutbacks in U.S. production of lower quality coking coals.

Demand for domestic thermal coal has significantly declined in recent months due to the inter-related effects of mild winter weather and extremely low natural gas prices which have reduced coal burn by domestic utilities.  Utility inventories are approaching record levels and have grown rapidly to greater than 200 million tons nationwide.  Based on today’s natural gas prices, coal-to-gas switching has expanded from the East, where it has been a fairly common phenomenon, into areas served by PRB coals.  Requests for shipment deferrals have become commonplace in all regions, and spot pricing is below production costs for much of Central Appalachia and certain PRB operations.  In light of burgeoning inventories, some thermal coal shipments have been re-sold either to other utilities or to traders with some of the coal ultimately moving into the seaborne market.  Producers are also striving to maximize exports in order to place thermal coal production, and seaborne thermal coal exports from the U.S. have increased significantly in the first quarter of 2012.  U.S. coal producers have responded to this challenging market environment by adjusting production volumes and idling high cost mines.  Announced cutbacks to date are in the range of approximately 50 million tons annually and additional reductions appear necessary to balance supply and demand.  Alpha remains focused on creating a sustainable thermal coal portfolio and continues to evaluate how best to match thermal coal production with expected demand.

Markets for both metallurgical and thermal coal are under pressure, but the challenges facing the metallurgical market appear to be cyclical and could reverse quickly.  The challenges facing the domestic steam coal market, on the other hand, appear to be both cyclical and structural and are likely to linger well into 2013.  Alpha continues to pursue its three-pronged strategy: supporting and augmenting our metallurgical coal franchise; creating a sustainable steam coal portfolio; and taking appropriate actions to address operations that are unable to contribute to a sustainable portfolio.

Outlook

Alpha is updating its 2012 shipment guidance ranges.  The Company now expects to ship between 20.0 million tons and 24.0 million tons of Eastern metallurgical coal, compared to the previous range of 20.0 million tons to 25.0 million tons.  Eastern steam coal shipments in 2012 are now expected to range from 38.0 million tons to 44.0 million tons, compared to the previous range of 42.0 million tons to 48.0 million tons.  Western steam coal shipments out of the Powder River Basin in 2012 are anticipated to be in the range of 42.0 million tons to 48.0 million tons, compared to the previous range of 45.0 million tons to 51.0 million tons.  As of April 20, 2012, 78 percent of the midpoint of anticipated metallurgical coal shipments were committed and priced at an average per ton realization of $146.31; 99 percent of the midpoint of anticipated Eastern steam coal shipments were committed and priced at an average per ton realization of $66.78; and 100 percent of the midpoint of anticipated PRB shipments were committed and priced at an average per ton realization of $12.83.  Alpha’s expected range for the cost of coal sales per ton in 2012 is $75 to $79 in the East, compared to the prior guidance range of $72 to $77.  The increase in Eastern cost of coal sales per ton is due to the reduction in expected shipment volumes and a mix shift with proportionally more metallurgical and less thermal coal shipments.  The expected range for the cost of coal sales per ton in West is unchanged at $10.50 to $11.50.  Selling, general and administrative expenses are anticipated to range from $210 million to $230 million for 2012, compared to prior guidance of $220 million to $240 million.  DD&A expense is expected to range between $1.1 billion and $1.2 billion, compared to the prior guidance of $1.05 billion to $1.15 billion.  Interest expense guidance remains unchanged at $175 million to $185 million.  Anticipated capital expenditures for 2012 have been reduced by $100 million to a range of $450 million to $650 million, compared to the prior guidance of $550 million to $750 million.

Guidance
(in millions, except per-ton and percentage amounts)

2012
Average per Ton Sales Realization on Committed and Priced Coal Shipments1,2
West	$12.83
Eastern Steam	$66.78
Eastern Metallurgical	$146.31
Coal Shipments3	100.0 – 116.0
West	42.0 – 48.0
Eastern Steam4	38.0 – 44.0
Eastern Metallurgical	20.0 – 24.0
Committed and Priced (%)5	95%
West	100%
Eastern Steam	99%
Eastern Metallurgical	78%
Committed and Unpriced (%)6	3%
West	0%
Eastern Steam	1%
Eastern Metallurgical	16%
West – Cost of Coal Sales per Ton	$10.50 – $11.50
East – Cost of Coal Sales per Ton7	$75.00 – $79.00
Selling, General & Administrative Expense8 (excluding merger-related expenses)	$210 – $230
Depletion, Depreciation & Amortization	$1,100 – $1,200
Interest Expense	$175 – $185
Capital Expenditures9	$450 – $650

NOTES:
1.	Based on committed and priced coal shipments as of April 20, 2012.
2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2012 include an estimated 2.0 to 3.0 million tons of brokered coal per year.
4.
The 2012 shipment range for Eastern steam coal reflects the impact of longwall moves at the Cumberland mine in April and at the Emerald mine in March, as well as anticipated longwall moves at the Cumberland mine in September and at the Emerald mine in November/December.

5.	As of April 20, 2012, compared to the midpoint of shipment guidance range.
6.
In 2012, committed and unpriced Eastern tons include approximately 3.4 million tons of metallurgical coal subject to market pricing, approximately 0.1 million tons of steam coal subject to market pricing, and approximately 0.3 million tons of steam coal subject to average indexed pricing estimated at $65.89 per ton.

7.
Excludes merger-related expenses, non-cash charges for the fair value adjustment of acquired coal inventory, UBB charges, severance charges arising from actions to adjust production and weather related property damage.  Alpha has not reconciled the adjusted Eastern cost of coal sales per ton to Eastern cost of coal sales per ton because merger-related expenses, a necessary reconciling item, cannot be reasonably predicted and Alpha is unable to provide guidance for such expenses.

8.
Alpha has not reconciled the adjusted selling, general & administrative expense to selling, general & administrative expense because merger-related expenses, a necessary reconciling item, cannot be reasonably predicted and Alpha is unable to provide guidance for such expenses.

9.	Includes the annual bonus bid payments on the Federal Lease by Applications (LBAs) for the Eagle Butte and Belle Ayr mines of $36.1 million and $28.9 million, respectively.

About Alpha Natural Resources
With $7.1 billion in total revenue in 2011, Alpha Natural Resources ranks as America’s second-largest coal producer by revenue and third-largest by production. Alpha is the nation’s largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries. In 2011, the Company had more than 200 Customers on five continents. More information about Alpha can be found on the company’s Web site at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	inherent risks of coal mining beyond our control;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;
•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;
•	competition in coal markets;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	changes in postretirement benefit obligations, pension obligations and federal and state black lung obligations;
•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;
•	our ability to negotiate new UMWA wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	potential instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;
•	disruption in coal supplies;
•	our production capabilities and costs;
•
our ability to integrate successfully operations that we have acquired or developed with our existing operations, including those of Massey, as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	uncertainty of the expected financial performance of Alpha following the acquisition of Massey;
•	our ability to achieve the cost savings and synergies contemplated by the acquisition of Massey within the expected time frame;
•	disruption from the acquisition of Massey making it more difficult to maintain relationships with customers, employees or suppliers;
•	the final allocation of the acquisition price in connection with the acquisition of Massey to the net assets acquired in accordance with applicable accounting rules and methodologies;
•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;
•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;
•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;
•	reductions or increases in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	disruptions in delivery or changes in pricing from third party vendors of goods and services that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	our ability to obtain or renew surety bonds on acceptable terms or maintain self bonding status;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•	restrictive covenants in our secured credit facility and the indentures governing our outstanding debt securities;
•	certain terms of our outstanding debt securities, including any conversions of our convertible debt securities, that may adversely impact our liquidity;
•	our substantial indebtedness and potential future indebtedness;
•	significant or rapid increases in commodity prices;
•	reclamation and mine closure obligations;
•	terrorist attacks and threats, and escalation of military activity in response to such attacks;
•	inflationary pressures on supplies and labor;
•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;
•	weather conditions or catastrophic weather-related damage; and
•
other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2011.

These and other risks and uncertainties are discussed in greater detail in Alpha’s and Massey’s Annual Reports on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted diluted earnings per common, adjusted cost of coal sales per ton, adjusted coal margin per ton and adjusted weighted average coal margin per ton.

Alpha defines EBITDA as net income (loss) plus interest expense, income tax expense, depreciation, depletion and amortization, and amortization of acquired intangibles less interest income and income tax benefit.  Alpha defines adjusted EBITDA as EBITDA plus expenses attributable to mergers, goodwill impairment, losses on early extinguishment of debt, UBB expenses, mineral lease terminations expense, losses from changes in fair value and settlements of derivative instruments, and changes in estimated future costs of water treatment at closed mines less gains from changes in fair value and settlements of derivative instruments and various gains and losses not expected to recur on a quarterly basis.  Alpha defines adjusted net income (loss) as net income (loss) plus expenses attributable to mergers, goodwill impairment, losses on early extinguishment of debt, losses from changes in fair value and settlements of derivative instruments, changes in estimated future costs of water treatment at closed mines, amortization of acquired intangibles, UBB expenses, mineral lease terminations expense, less gains from changes in fair value and settlements of derivative instruments and various gains and losses that are not expected to recur on a quarterly basis, discrete income tax benefits from reversal of valuation allowances for deferred tax assets and reversal of reserves for uncertain tax positions, adjustments to deferred taxes due to significant law changes and estimated income tax effects of the pre-tax adjustments.  Adjusted diluted earnings (loss) per common share is adjusted net income (loss) divided by weighted average diluted shares.

Alpha defines adjusted cost of coal sales per ton as the cost of coal sales per ton less per ton expenses attributable to mergers, UBB expenses, mineral lease terminations expense, changes in estimated future costs of water treatment at closed mines and various gains and losses that are not expected to recur on a quarterly basis.  Alpha defines adjusted coal margin per ton as the average realized price per ton sold less the adjusted cost of coal sales per ton.  Alpha defines adjusted weighted average coal margin per ton as the weighted average realized price per ton sold less the adjusted weighted average total cost of coal sales per ton.

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company’s performance that management believes are useful to securities analysts, investors and others in assessing the Company’s performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.  A reconciliation of each of these measures to its most directly comparable GAAP measure is provided in the tables below.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Revenues:
Coal revenues	$1,639,558	$986,978
Freight and handling revenues	209,350	116,055
Other revenues	85,740	27,705
Total revenues	1,934,648	1,130,738

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,419,420	734,985
Freight and handling costs	209,350	116,055
Other expenses	19,396	18,579
Depreciation, depletion and amortization	285,895	88,638
Amortization of acquired intangibles, net	(35,267)	25,983
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	65,061	67,284
Total costs and expenses	1,963,855	1,051,524

Income (loss) from operations	(29,207)	79,214

Other income (expense):
Interest expense	(45,434)	(15,610)
Interest income	1,097	1,045
Miscellaneous income, net	642	(834)
Total other expense, net	(43,695)	(15,399)

Income (loss) before income taxes	(72,902)	63,815
Income tax benefit (expense)	43,785	(13,967)
Net income (loss)	(29,117)	49,848

Earnings (loss) per common share:
Basic earnings (loss) per common share:	$(0.13)	$0.42
Diluted earnings (loss) per common share:	$(0.13)	$0.41

Weighted average shares outstanding:
Weighted average shares--basic	219,785,981	120,014,520
Weighted average shares--diluted	219,785,981	122,035,780

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Tons sold (1):
Powder River Basin	11,772	12,487
Eastern steam	11,476	4,859
Eastern metallurgical	4,898	3,620
Total	28,146	20,966

Average realized price per ton sold (2)(9):
Powder River Basin	$12.95	$11.91
Eastern steam	67.48	66.89
Eastern metallurgical	145.51	141.76
Weighted average total	$58.25	$47.08

Coal revenues:
Powder River Basin	$152,441	$148,779
Eastern steam	774,424	325,011
Eastern metallurgical	712,693	513,188
Total coal revenues	$1,639,558	$986,978

Adjusted cost of coal sales per ton (3)(7)(8)(11):
Powder River Basin	$10.96	$9.66
East (4)	$76.00	$71.30
Adjusted weighted average total	$48.79	$34.59

Adjusted weighted average coal margin per ton (9)	$9.46	$12.49
Adjusted weighted average coal margin percentage (10)	16.2%	26.5%

Cost of coal sales per ton (3)(7)(11):
Powder River Basin	$10.96	$9.66
East (4)	$77.50	$71.30
Weighted average total	$49.67	$34.59

Weighted average coal margin per ton (9)	$8.58	$12.49
Weighted average coal margin percentage (10)	14.7%	26.5%

Net cash provided by operating activities	$166,629	$168,418
Capital expenditures	$125,774	$57,101

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(8) For the three months ended March 31, 2012, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain non-cash charges that resulted from recording Massey's beginning inventory at fair value, merger related compensation, severance expenses and costs related to UBB. Additionally, adjusted cost of coal sales per ton for East excludes the impact of severance expenses related to production adjustments announced February 3, 2012 and the impact of weather-related property damage loss.
(9) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(10) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.
(11) Adjusted cost of coal sales per ton, adjusted weighted average coal margin per ton and adjusted weighted average coal margin percentage for our Eastern Operations are reconciled to their unadjusted amounts as follows:

	Three months ended March 31, 2012
Adjusted cost of coal sales per ton-East	$76.00
Impact of merger-related compensation and severance expenses	0.01
Impact of merger-related inventory expenses	0.22
Impact of UBB expenses	0.88
Impact of severance expenses related to mine idlings	0.25
Impact of write-off of weather-related property damage	0.14
Cost of coal sales per ton-East	$77.50

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	March 31, 2012	December 31, 2011 (1)

Cash and cash equivalents	$487,507	$585,882
Trade accounts receivable, net	440,465	641,975
Inventories, net	551,934	492,022
Short-term marketable securities	101,396	80,342
Prepaid expenses and other current assets	638,746	686,617
Total current assets	2,220,048	2,486,838
Property, equipment and mine development costs, net	2,723,102	2,812,208
Owned and leased mineral rights and land, net	8,202,395	8,283,929
Goodwill, net	2,260,248	2,260,248
Long-term marketable securities	111,843	20,489
Other non-current assets	623,530	649,992
Total assets	$16,141,166	$16,513,704

Current portion of long-term debt	$53,529	$46,029
Trade accounts payable	366,172	504,059
Accrued expenses and other current liabilities	1,092,413	1,218,366
Total current liabilities	1,512,114	1,768,454
Long-term debt	2,912,683	2,922,052
Pension and postretirement medical benefit obligations	1,219,765	1,214,724
Asset retirement obligations	787,333	731,643
Deferred income taxes	1,455,630	1,528,707
Other non-current liabilities	841,831	923,815
Total liabilities	8,729,356	9,089,395

Total stockholders' equity	7,411,810	7,424,309
Total liabilities and stockholders' equity	$16,141,166	$16,513,704

	As of
	March 31, 2012	December 31, 2011
Liquidity ($ in 000's):
Cash and cash equivalents	$487,507	$585,882
Marketable securities with maturities of less than one year	101,396	80,342
Marketable securities with maturities of greater than one year	111,843	20,489
Total cash, cash equivalents and marketable securities	700,746	686,713
Unused revolving credit and A/R securitization facilities	1,114,700	1,114,700
Total available liquidity	$1,815,446	$1,801,413

(1) During the three months ended March 31, 2012, the Company recorded certain adjustments to the provisional opening balance sheet of Massey.
Accordingly, the December 31, 2011 balance sheet was adjusted to reflect these changes as if they were recorded on the acquisition date in accordance with generally accepted accounting principles related to acquisition accounting. The Company also recorded the effects of certain immaterial other adjustments which are also reflected in the December 31, 2011 balance sheet.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating activities:
Net income (loss)	$(29,117)	$49,848
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	311,829	97,847
Amortization of acquired intangibles, net	(35,267)	25,983
Mark-to-market adjustments for derivatives	(36,025)	(140)
Stock-based compensation	7,014	10,948
Employee benefit plans, net	20,463	12,852
Deferred income taxes	(44,394)	4,652
Other, net	(6,956)	(6,360)
Changes in operating assets and liabilities:
Trade accounts receivable, net	201,510	(74,903)
Inventories, net	(59,912)	(19,372)
Prepaid expenses and other current assets	63,188	(17,458)
Other non-current assets	10,914	(3,589)
Trade accounts payable	(128,865)	109,116
Accrued expenses and other current liabilities	(86,296)	(13,519)
Pension and postretirement medical benefit obligations	(10,980)	(12,110)
Asset retirement obligations	(10,141)	(961)
Other non-current liabilities	(336)	5,584
Net cash provided by operating activities	166,629	168,418

Investing activities:
Capital expenditures	(125,774)	(57,101)
Purchases of marketable securities	(194,965)	(160,372)
Sales of marketable securities	72,290	60,434
Purchase of equity-method investments	(6,100)	(2,000)
Other, net	3,262	(4,477)
Net cash used in investing activities	(251,287)	(163,516)

Financing activities:
Principal repayments on long-term debt	(7,500)	(2,960)
Principal repayments on capital lease obligations	(25)	-
Debt issuance costs	-	(11,710)
Excess tax benefit from stock-based awards	-	5,245
Common stock repurchases	(6,327)	(11,203)
Proceeds from exercise of stock options	135	1,814
Net cash used in financing activities	(13,717)	(18,814)

Net decrease in cash and cash equivalents	$(98,375)	$(13,912)
Cash and equivalents at beginning of period	$585,882	$554,772
Cash and equivalents at end of period	$487,507	$540,860

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Net income (loss)	$(29,117)	$49,848
Interest expense	45,434	15,610
Interest income	(1,097)	(1,045)
Income tax expense (benefit)	(43,785)	13,967
Depreciation, depletion and amortization	285,895	88,638
Amortization of acquired intangibles, net	(35,267)	25,983
EBITDA	222,063	193,001
Merger related expenses	3,365	22,068
UBB expenses	14,344	-
Change in fair value and settlement of derivative instruments	(35,608)	(170)
Impact of severance expenses related to mine idlings	4,056	-
Impact of write-off of weather-related property damage	2,300	-
Adjusted EBITDA	$210,520	$214,899

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Net income (loss)	$(29,117)	$49,848
Merger related expenses	3,365	22,068
UBB expenses	14,344	-
Change in fair value and settlement of derivative instruments	(35,608)	(170)
Impact of severance expenses related to mine idlings	4,056	-
Impact of write-off of weather-related property damage	2,300	-
Amortization of acquired intangibles, net	(35,267)	25,983
Estimated income tax effect of above adjustments	17,712	(18,856)
Adjusted net income (loss)	$(58,215)	$78,873

Weighted average shares--diluted	219,785,981	122,035,780

Adjusted diluted earnings (loss) per common share	$(0.27)	$0.65

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.